UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2014

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2014, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved the terms of the Company’s 2014 Management Incentive Plan (the “2014 MIP”). The 2014 MIP had previously been approved by the Compensation Committee of the Board (the “Committee”). The 2014 MIP provides for annual incentive cash bonus opportunities for the Company’s senior management, including the Company’s principal executive officer, principal financial officer and other named executive officers.

2014 Management Incentive Plan.

Pursuant to the 2014 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based on the Company’s achievement of certain financial objectives. For 2014, specific financial objectives were established for consolidated revenues and operating performance. These objectives would, if achieved, represent improvement from the Company’s financial performance in 2013. These objectives will each be weighted at 50% in determining the pool funding amount. The Board and Committee decided to change the weighting for the 2014 MIP from the 70% (revenues)/30% (operating performance) split used in the 2013 Management Incentive Plan to a 50%/50% split in order to place greater weight on improved operating performance in order to create a stronger incentive for management to move the Company towards profitability.

Threshold, Target and Maximum performance levels have been established for each financial objective. Adjustments to the financial objectives may be made in the Committee’s discretion, and subject to Board approval, where deemed appropriate to reflect unexpected events, circumstances or market conditions.

Funding of the Bonus Pool

If the Company meets the Target performance levels for each of the objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants, which currently is approximately $2.4 million. If only the Threshold performance levels are achieved, then the pool would be funded at 50% of those aggregate target bonuses or approximately $1.2 million, and if the Maximum performance levels are achieved, then the pool would be funded at 150% of those aggregate target bonuses or approximately $3.6 million. A pro-rata adjustment to the amount of funding for the pool will be made where a specific performance level falls between the Threshold, Target and Maximum amounts. To the extent a particular performance level falls below Threshold, there would generally be no funding for that particular objective unless the Committee and/or Board determines in its discretion that some level of funding is appropriate.

The foregoing potential pool funding levels assume that each participant is rated as “Meets Expectations” for 2014. The Committee also may, in its discretion, approve a total pool funding of up to 200% for one or more objectives if it determines that the Company has achieved a breakthrough performance for such objective(s) during 2014. The 2014 MIP includes specific consolidated revenue and operating performance targets that will, if met, be considered as “breakthrough”

performance for purposes of bonus pool funding. The amount of total bonus pool funding will be adjusted to reflect the aggregate target bonuses for those individuals who are participants in the 2014 MIP at the time the bonuses are awarded. In addition, the Committee may make adjustments to the total pool funding to reflect the actual performance evaluations of the participants for 2014.

Payments from the Bonus Pool

Specific bonus payments from the pool to the Company’s senior management will generally depend on an evaluation of the participant’s achievement of individual performance objectives for 2014. The Board will be assessing the Company’s Chief Executive Officer and Chief Financial Officer/Chief Operating Officer based on the Company’s overall performance. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of annual base salary. The following targets were established with input from an independent executive compensation consultant engaged by the Committee, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)

Chief Executive Officer	70%
Chief Operating Officer/Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	35%

Individual bonus awards reflect a weighted average measurement of each participant’s achievement of his or her individual performance objectives. Based on an assessment of individual performance, bonus payments of up to 150% of the participant’s target percentage may be awarded. Awards may be adjusted on a pro rata basis as determined in the Committee’s discretion to the extent any participant is employed for only a portion of the year.

The Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: May 15, 2014	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary